OMB APPROVAL
OMB Number: 3235-0287
Expires: January 31, 2005
Estimated average burden
hours per response    0.5
_________________________

                      Form 4

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
              Washington, D. C.  20549

Statement of Changes in Beneficial Ownership

Filed pursuant to Section 16(a) of the Securities
Exchange Act of 1934, Section 17(a) of the Public
Utility Holding Company Act of 1935 or Section
30(h) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section
16.  Form 4 or Form 5 obligations may continue.
See Instruction 1 (b).

(Print or type responses)
__________________________________________________

1. Name and Address of Reporting Person*

   Willems          Gary
__________________________________________________
   (Last)           (First)           (Middle)

   479 South Oak Drive
__________________________________________________
         (Street)

   Reedley     CA       93654
__________________________________________________
   (City)     (State)    (Zip)

__________________________________________________

2. Issuer Name and Ticker or Trading Symbol

             Pismo Coast village, Inc.

__________________________________________________

3. IRS Identification Number of Reporting
   Person, If an Entity (Voluntary)

   ###-##-####
__________________________________________________

4. Statement for Month/Day/Year

   09/21/2002

__________________________________________________

5.  If Amendment, Date of Original (Month/Year)


__________________________________________________

6.  Relationship of Reporting Persons) to Issuer
       (Check all applicable)

    X  Director

   ___ 10% Owner

   ___ Officer (give title) ___________________

   ___ Other (specify) ________________________

__________________________________________________
7. Individual or Joint/Group Filing
   (Check Applicable Line)

    X  Form filed by one reporting Person

   ___ Form filed by More than One Reporting
       Person


=================================================================================================
                               Table I - Non-Derivative Securities
                           Acquired, Disposed of, or Beneficially Owned
=================================================================================================

1.      |2.      |2A.      |3.      |4.                |5.             |6.         |7.        |
Title   |Trans-  |Deemed   |Trans-  |Securities        |Amount of      |Ownership  |Nature    |
of      |action  |Execution| action |Acquired (A) or   |Securities     |Form:      |Of        |
Security|Date    |Date     |Code    |Disposed (D)of    |Beneficially   |Direct (D) |Indirect  |
        |(M/D/Y) |(M/D/Y)  |________|Amount |(A)|Price |Owned following|or Indirect|Beneficial|
        |        |         |Code |V |       |or |      |Reported Trans-|(I)        |Ownership |
        |        |         |     |  |       |(D |      |action(s)      |           |          |
________|________|_________|_____|__|_______|___|______|_______________|___________|__________|
Common  |8/8/02  |         | P   |  |1 share| A |$12500|2 shares       |     D     |          |



================================================================================================
           Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                    (e.g., Puts, calls, warrants, options, convertible securities)
=================================================================================================
1.  |2.    |3.    |3A.    |4.    |5.      |6.         |7.          |8.   |9.     |10.   |11.   |
Ti- |Con-  |Trans-|Deemed |Trans-|Number  |Date       |Title and   |Price|Number |Owner-|Nature|
tle |ver-  |action|Execu- |action|of Deri-|Exercisable|Amount of   |of   |of     |ship  |of    |
of  |sion  |Date  |tion   |Code  |vative  |and        |Underlying  |Deri-|Deri-  |Form  |In-   |
De- |or    |(M/D/Y|Date   |      |Securi- |Expiration |Securities  |va-  |votive |of    |direct|
ri  |Exer- |      |(M/D/Y)|      |ties    |Date       |            |tive |Secur- |De-   |Bene- |
va- |cise  |      |       |      |Acquired|(M/D/Y)    |            |Sec- |ties   |riva- |ficial|
tive|Price |      |       |      |(A) or  |           |            |urity|Benefi-|tive  |Owner-|
Sec-|of    |      |       |      |Disposed|           |            |     |cially |Secur-|ship  |
ur- |Deri- |      |       |      |(D of   |           |            |     |Owned  |ities |      |
ity |votive|      |       |      |        |           |            |     |Follow-|Direct|      |
    |Secur-|      |       |______|________|___________|____________|     |ing Re-|(D) or|      |
    |ity   |      |       |Code|V|(A)|(D) |Date |Ex-  |Title|Amount|     |ported |Indi- |      |
    |      |      |       |    | |   |    |Exer-|pira-|     |or    |     |Trans- |ect   |      |
    |      |      |       |    | |   |    |cisa-|tion |     |Number|     |actions|(I)   |      |
    |      |      |       |    | |   |    |ble  |Date |     |of    |     |       |      |      |
    |      |      |       |    | |   |    |     |     |     |Shares|     |       |      |      |
____|______|______|_______|____|_|___|____|_____|_____|_____|______|_____|_______|______|______|

____|______|______|_______|____|_|___|____|_____|_____|_____|______|_____|_______|______|______|


Explanation of Responses:


 /S/ GARY WILLEMS                        September 21, 2002
 **Signature of Reporting Person              Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction 4 (vb)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U. S. C. 1001 and 15 U. S. C. 78 ff (a)

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient see Instruction 6 for procedure.